Exhibit 5

November 8, 2012
The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-179667) and the prospectus dated February 24, 2012, as supplemented by the prospectus supplement dated November 5, 2012 (together the “Prospectus”) of $300,000,000 aggregate principal amount of its 2.25% Senior Notes due 2017 and $500,000,000 aggregate principal amount of its 3.75% Senior Notes due 2023 (collectively, the “Securities”).  The Securities were issued pursuant to an indenture dated as of March 2, 2012 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture dated November 8, 2012 (the “Second Supplemental Indenture”) between the Company and the Trustee and a Third Supplemental Indenture dated November 8, 2012 (the “Third Supplemental Indenture”) between the Company and the Trustee. The Base Indenture as supplemented by the Second Supplemental Indenture is herein referred to as the “2017 Notes Indenture” and the Base Indenture as supplemented by the Third Supplemental Indenture is herein referred to as the “2023 Notes Indenture.” The 2017 Notes Indenture and the 2023 Notes Indenture are herein each referred to as a “Notes Indenture.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement and the documents incorporated by reference therein;

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(b) the Prospectus and the documents incorporated by reference therein; and

(c) executed copies of each of (i) the Base Indenture, (ii) the Second Supplemental Indenture and (iii) the Third Supplemental Indenture, including the forms of the global certificates representing the Securities.

                                In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                                In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                                Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Notes Indenture.

                                 Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

                                 We express no opinion as to the enforceability of Section 1.15 of the Base Indenture relating to currency indemnity.

                                 The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

                                 We hereby consent to the use of our name in the Prospectus, under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 8, 2012.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Commission thereunder.  The opinion expressed

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herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Sincerely, CLEARY GOTTLIEB STEEN & HAMILTON LLP By /s/ Nicolas Grabar Nicolas Grabar, a Partner